Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Apparel Holding Corporation of our report dated July 11, 2013 relating to the consolidated financial statements and financial statement schedules of Apparel Holding Corporation, which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

St. Louis, Missouri

September 24, 2013